Exhibit 99.1

News from The Chubb Corporation
The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports 4th Quarter Net Income per Share of $1.13 and
Operating Income per Share of $1.58;
Combined Ratio Is 84.3%
Net Income per Share for 2008 Is $4.92;
Operating Income per Share Is $5.58;
Combined Ratio Is 88.7%
Company Expects 2009 Operating Income per Share
In Range of $4.80 to $5.20
     WARREN, New Jersey, January 29, 2009 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2008 was $407 million or $1.13 per share, compared to $650 million or $1.68 per share in the fourth quarter of 2007.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, declined to $569 million from $620 million in the fourth quarter of 2007. Operating income per share declined 1% to $1.58 from $1.60.
     Net written premiums for the fourth quarter were $2.9 billion, a decline of 4%; about half the decline was attributable to currency fluctuation. Premiums were down 2% in the U.S. and down 8% outside the U.S. (up 1% in local currencies).
     The fourth quarter combined loss and expense ratio was 84.3% in 2008 and 83.8% in 2007. Catastrophe losses in the fourth quarter of 2008 were negligible. The impact of catastrophes in the fourth quarter of 2007 accounted for 3.8 percentage points of the combined ratio. Excluding the impact of catastrophes, the fourth quarter combined ratio was 84.6% in 2008 and 80.0% in 2007. The expense ratio for the fourth quarter was 30.4% in 2008 and 30.5% in 2007.
     Property and casualty investment income after taxes for the fourth quarter was down 5% to $316 million in 2008 from $331 million in 2007, largely due to currency fluctuation and lower yields on short term investments.

     Net income for the fourth quarter of 2008 reflects net realized investment losses, including impairments, of $250 million before tax ($0.45 per share after-tax), stemming primarily from the company’s equity and alternative investments. The losses reflect the significant global decline in asset values during 2008. Net income for the fourth quarter of 2007 included net realized investment gains of $46 million before tax ($0.08 per share after-tax).
     During the fourth quarter of 2008, Chubb repurchased 3.6 million shares of its common stock at a total cost of $164 million.
Full Year Results
     For the year ended December 31, 2008, net income was $1.8 billion or $4.92 per share, compared to $2.8 billion or $7.01 per share for the year ended December 31, 2007. Operating income for 2008 totaled $2.0 billion, compared to $2.6 billion in 2007. Operating income per share declined 13% to $5.58 in 2008 from $6.41 in 2007.
     Total net written premiums in 2008 decreased 1% to $11.8 billion. Currency fluctuation had an insignificant effect on total premium growth in 2008. Premiums were down 3% in the U.S. and up 6% outside the U.S. (up 3% in local currencies).
     The combined ratio in 2008 was 88.7%, compared to 82.9% in 2007. The impact of catastrophes accounted for 5.1 percentage points of the combined ratio in 2008 and 3.0 points in 2007. Excluding the impact of catastrophes, the combined ratio was 83.6% in 2008 and 79.9% in 2007. The expense ratio for the year was 30.2% in 2008 and 30.1% in 2007.
     Property and casualty investment income after taxes increased 2% to $1.3 billion in 2008.
     Net income for 2008 reflected net realized investment losses, including impairments, of $371 million before tax ($0.66 per share after-tax). Net income for 2007 included net realized investment gains of $374 million before tax ($0.60 per share after-tax).
     During 2008, Chubb repurchased 26.3 million shares of its common stock at a total cost of $1.3 billion.

     “Chubb’s operating income for all of 2008 was $2.0 billion, the third-highest achieved in any year in the corporation’s history, thanks to significant contributions from all three business units,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “This result was achieved in the face of high catastrophe losses for the year, deepening distress in many sectors of the global economy as well as declining insurance rates for the past four years. It is testimony to the unique strengths of Chubb’s franchise and our ability to earn a strong underwriting profit in a variety of economic circumstances,” he said.
     “While net income was adversely affected by continued turmoil in capital markets,” said Mr. Finnegan, “the relatively modest size of our investment losses reflects the successful execution of our conservative philosophy in managing our $39 billion portfolio.”
Fourth Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 2% in the fourth quarter to $939 million. CPI’s combined ratio for the quarter improved to 80.9% from 91.2% in the fourth quarter of 2007. The impact of catastrophes in the fourth quarter of 2008 improved the combined ratio by 1.2 percentage points as a result of a downward revision of estimated losses from Hurricane Ike. The impact of catastrophes accounted for 10.4 percentage points of the combined ratio in the fourth quarter of 2007.
     Homeowners net written premiums were flat, and the combined ratio was 77.1%. Personal Automobile net written premiums declined 3%, and the combined ratio was 84.8%. Other Personal lines grew 16% and had a combined ratio of 89.3%.
     Chubb Commercial Insurance (CCI) net written premiums declined 7% to $1.2 billion. The combined ratio for the quarter was 88.8% in 2008 and 85.3% in 2007. The fourth quarter impact of catastrophes was negligible in 2008 and 1.2 points in 2007.
     Average fourth quarter renewal rates in the U.S. were down 3% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were down 2% in the fourth quarter to $776 million. The combined ratio was 83.8%, compared to 74.6% in the fourth quarter of 2007.
     Professional Liability (PL) net written premiums declined 2%, and PL had a combined ratio of 88.4%. Average PL renewal rates in the U.S. were flat and renewal retention was 87%. The ratio of new to lost business in the U.S. was 1.3 to 1.

     Surety net written premiums were down 6%, and the combined ratio was 52.0%.
2008 Operations Review
     For the year ended December 31, 2008, Chubb Personal Insurance net written premiums grew 3% to $3.8 billion. CPI’s combined ratio was 87.1% in 2008 compared to 84.8% in 2007. The impact of catastrophes accounted for 5.4 percentage points of the combined ratio in 2008 and 6.3 points in 2007.
     The Homeowners line grew 1% and had a combined ratio of 83.7%. Personal Automobile net written premiums declined 3%, and the combined ratio was 87.6%. Other Personal lines grew 17% and had a combined ratio of 97.5%.
     Chubb Commercial Insurance net written premiums declined 2% in 2008 to $5.0 billion. The combined ratio was 93.9% in 2008 and 85.8% in 2007. The impact of catastrophes accounted for 8.1 percentage points of the combined ratio in 2008 and 2.6 points in 2007.
     Average 2008 renewal rates in the U.S. were down 5% for CCI, which retained 85% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.0 to 1.
     Chubb Specialty Insurance net written premiums declined 2% in 2008 to $2.9 billion. The combined ratio was 83.3% in 2008 and 77.4% in 2007.
     Professional Liability had a 2% decrease in net written premiums and a combined ratio of 85.0%. In the U.S., average 2008 renewal rates for PL were down 2%, renewal premium retention was 88% and the ratio of new to lost business was 1.3 to 1.
     Surety had a net written premium increase of 4% and a combined ratio of 69.9%.
2009 Operating Income Guidance
     “We are encouraged by the improved rate environment in the fourth quarter,” said Mr. Finnegan, “and there are good reasons to believe that this trend will continue into 2009. However, until we begin to see significantly higher rates materialize and work their way into earnings, we are basing our earnings guidance on rates being flat in 2009 versus 2008. Our 2009 underwriting profitability will continue to be impacted by the economic downturn and the cumulative effect of rate decreases experienced over the last four years. Operating income will also be further adversely affected by the impact of currency and lower yields on investments. Based on our current outlook, we believe we can achieve 2009 operating income per share in the range of $4.80 to $5.20.”

     Mr. Finnegan said this guidance assumes a 3-to-4 percentage point impact of catastrophe losses on the 2009 combined ratio. The impact of each percentage point of catastrophe losses on 2009 operating income per share is approximately $0.21.
     The operating income guidance for 2009 also assumes:
•	Net written premiums for the insurance business that are down 1% to 4%. This assumes insurance rates at current levels and a 3-to-4 percentage point negative impact from currency based on current exchange rates.

•	A combined ratio between 90% and 92% for the year, based on combined ratios of 89% to 92% for CPI, 92% to 95% for CCI and 86% to 89% for CSI.

•	A 4% to 6% decline in property and casualty investment income after taxes, about half of which is attributable to currency fluctuation.

•	Average diluted shares outstanding of 358 million for the year.
     The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).
Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 29th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2009 operating income per share guidance and related assumptions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	the ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
-	our expectations relating to reinsurance recoverables;

-	the willingness of parties, including us, to settle disputes;

-	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

-	development of new theories of liability;

-	our estimates relating to ultimate asbestos liabilities;

-	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

-	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
-	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

-	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

-	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

-	claims and litigation arising out of practices in the financial services industry;

-	claims and litigation relating to uncertainty in the credit and broader financial markets; and

-	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
-	changes in interest rates, market credit spreads and the performance of the financial markets;

-	currency fluctuations;

-	the effects of inflation;

-	changes in domestic and foreign laws, regulations and taxes;

-	changes in competition and pricing environments;

-	regional or general changes in asset valuations;

-	the inability to reinsure certain risks economically; and

-	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
             Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,899	$3,009	$11,782	$11,872
Decrease in Unearned Premiums	3	10	46	74

Premiums Earned	2,902	3,019	11,828	11,946

Losses and Loss Expenses	1,559	1,606	6,898	6,299
Operating Costs and Expenses	877	915	3,546	3,564
Decrease (Increase) in Deferred Policy Acquisition Costs	12	12	(17)	(52)
Dividends to Policyholders	11	6	40	19

Underwriting Income	443	480	1,361	2,116

Investments
Investment Income Before Expenses	398	421	1,652	1,622
Investment Expenses	7	7	30	32

Investment Income	391	414	1,622	1,590

Other Income	2	3	9	6

Property and Casualty Income	836	897	2,992	3,712

CORPORATE AND OTHER	(55)	(41)	(214)	(149)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	781	856	2,778	3,563

Federal and Foreign Income Tax	212	236	733	999

CONSOLIDATED OPERATING INCOME	569	620	2,045	2,564

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	(162)	30	(241)	243

CONSOLIDATED NET INCOME	$407	$650	$1,804	$2,807

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$316	$331	$1,297	$1,273

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	359.6	387.5	366.8	400.3
Actual Common Shares at End of Period	352.3	374.6	352.3	374.6

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.58	$1.60	$5.58	$6.41
Realized Investment Gains (Losses)	(.45)	.08	(.66)	.60

Net Income	$1.13	$1.68	$4.92	$7.01

Effect of Catastrophes	$.01	$(.19)	$(1.08)	$(.59)

	Dec. 31	Dec. 31
	2008	2007
BOOK VALUE PER COMMON SHARE	$38.13	$38.56

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	38.38	37.87
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
Losses and Loss Expenses to Premiums Earned	53.9%	53.3%	58.5%	52.8%
Underwriting Expenses to Premiums Written	30.4	30.5	30.2	30.1

Combined Loss and Expense Ratio	84.3%	83.8%	88.7%	82.9%

Effect of Catastrophes on Combined Loss and Expense Ratio	(.3)%	3.8%	5.1%	3.0%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
	(in millions)
Paid Losses and Loss Expenses	$1,963	$1,616	$6,509	$5,949
Increase (Decrease) in Unpaid Losses and Loss Expenses	(404)	(10)	389	350

Total Losses and Loss Expenses	$1,559	$1,606	$6,898	$6,299

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2008	2007	(Decrease)	2008	2007
	(in millions)
TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$602	$621	(3)%	87.6%	89.8%
Homeowners	2,449	2,423	1	83.7	80.2
Other	775	665	17	97.5	96.4

Total Personal	3,826	3,709	3	87.1	84.8

Commercial Insurance
Multiple Peril	1,210	1,252	(3)	85.3	80.8
Casualty	1,654	1,726	(4)	95.0	94.6
Workers’ Compensation	851	890	(4)	82.1	77.6
Property and Marine	1,278	1,215	5	108.8	84.3

Total Commercial	4,993	5,083	(2)	93.9	85.8

Specialty Insurance
Professional Liability	2,546	2,605	(2)	85.0	82.4
Surety	353	339	4	69.9	35.4

Total Specialty	2,899	2,944	(2)	83.3	77.4

Total Insurance	11,718	11,736	—	89.1	83.4

Reinsurance Assumed	64	136	(53)	*	*

Total	$11,782	$11,872	(1)	88.7	82.9

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$145	$149	(3)%	84.8%	90.5%
Homeowners	590	592	—	77.1	89.1
Other	204	176	16	89.3	99.4

Total Personal	939	917	2	80.9	91.2

Commercial Insurance
Multiple Peril	295	326	(10)	79.6	79.9
Casualty	373	426	(12)	96.4	93.1
Workers’ Compensation	185	204	(9)	87.6	82.6
Property and Marine	321	306	5	87.8	80.9

Total Commercial	1,174	1,262	(7)	88.8	85.3

Specialty Insurance
Professional Liability	699	712	(2)	88.4	78.3
Surety	77	82	(6)	52.0	46.1

Total Specialty	776	794	(2)	83.8	74.6

Total Insurance	2,889	2,973	(3)	84.8	84.4

Reinsurance Assumed	10	36	(72)	*	*

Total	$2,899	$3,009	(4)	84.3	83.8

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.